                                                                       EXHIBIT 2


                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                AON CORPORATION,


                          SUBSIDIARY CORPORATION, INC.


                                      AND


                      ALEXANDER & ALEXANDER SERVICES INC.


                         Dated as of December 11, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----
                                   ARTICLE I
                                   THE OFFER
SECTION 1.1     The Offer............................................  2
SECTION 1.2     Company Actions......................................  3
SECTION 1.3     Reed Stenhouse Companies Limited.....................  5
SECTION 1.4     Alexander & Alexander Services UK plc................  6
SECTION 1.5     MJDS.................................................  7

                                  ARTICLE II
                                  THE MERGER

SECTION 2.1     The Merger...........................................  7
SECTION 2.2     Closing..............................................  7
SECTION 2.3     Effective Time.......................................  8
SECTION 2.4     Effects of the Merger................................  8
SECTION 2.5     Charter and By-laws; Officers and Directors..........  8

                                  ARTICLE III
                   EFFECT OF THE MERGER ON THE STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

SECTION 3.1     Effect on Stock......................................  9
SECTION 3.2     Surrender of Certificates............................ 10

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1     Organization......................................... 13
SECTION 4.2     Subsidiaries......................................... 13
SECTION 4.3     Capital Structure.................................... 14
SECTION 4.4     Authority............................................ 15
SECTION 4.5     Consent and Approvals; No Violations................. 16
SECTION 4.6     SEC Documents and Other Reports...................... 18
SECTION 4.7     Absence of Material Adverse Change................... 18
SECTION 4.8     Information Supplied................................. 18
SECTION 4.9     Compliance with Laws................................. 19
SECTION 4.10    Licenses and Permits................................. 19
SECTION 4.11    Tax Matters.......................................... 19
SECTION 4.12    Liabilities.......................................... 20
SECTION 4.13    Opinion of Financial Advisor......................... 20
SECTION 4.14    State Takeover Statutes; Rights Agreement............ 20
SECTION 4.15    Brokers.............................................. 21


                                                                     Page
                                                                     ----
                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 5.1     Organization......................................... 21
SECTION 5.2     Authority............................................ 21
SECTION 5.3     Consents and Approvals; No Violations................ 22
SECTION 5.4     Information Supplied................................. 23
SECTION 5.5     Interim Operations of Sub............................ 23
SECTION 5.6     Brokers.............................................. 23
SECTION 5.7     Financing............................................ 23

                                  ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.1     Conduct of Business by the Company Pending
                  the Merger......................................... 24
SECTION 6.2     No Solicitation...................................... 27
SECTION 6.3     Third Party Standstill Agreements.................... 28
SECTION 6.4     Other Actions........................................ 28

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

SECTION 7.1     Stockholder Approval; Preparation of
                  Proxy Statement.................................... 29
SECTION 7.2     Access to Information................................ 30
SECTION 7.3     Fees and Expenses.................................... 30
SECTION 7.4     Options.............................................. 31
SECTION 7.5     Public Announcements................................. 33
SECTION 7.6     Real Estate Transfer Tax............................. 33
SECTION 7.7     State Takeover Laws.................................. 33
SECTION 7.8     Indemnification; Directors and Officers
                  Insurance.......................................... 34
SECTION 7.9     Notification of Certain Matters...................... 35
SECTION 7.10    Board of Directors................................... 35
SECTION 7.11    Reasonable Best Efforts.............................. 36
SECTION 7.12    Certain Litigation................................... 37
SECTION 7.13    Employee Benefits.................................... 37
SECTION 7.14    Stapled Securities................................... 39

                                 ARTICLE VIII
                             CONDITIONS PRECEDENT

SECTION 8.1     Conditions to Each Party's Obligation to
                  Effect the Merger.................................. 40


                                                                     Page
                                                                     ----

                                  ARTICLE IX
                           TERMINATION AND AMENDMENT

SECTION 9.1     Termination.......................................... 41
SECTION 9.2     Effect of Termination................................ 43
SECTION 9.3     Amendment............................................ 43
SECTION 9.4     Extension; Waiver.................................... 43

                                   ARTICLE X
                              GENERAL PROVISIONS

SECTION 10.1    Non-Survival of Representations and
                  Warranties......................................... 44
SECTION 10.2    Notices.............................................. 44
SECTION 10.3    Interpretation....................................... 45
SECTION 10.4    Counterparts......................................... 45
SECTION 10.5    Entire Agreement; No Third-Party
                  Beneficiaries...................................... 46
SECTION 10.6    Governing Law........................................ 46
SECTION 10.7    Assignment........................................... 46
SECTION 10.8    Severability......................................... 46
SECTION 10.9    Enforcement of this Agreement........................ 46
SECTION 10.10   Obligations of Subsidiaries.......................... 47


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



          AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1996 (this "Agreement"), among AON CORPORATION, a Delaware corporation ("Parent"), SUBSIDIARY CORPORATION, INC., a Maryland corporation and a wholly-owned subsidiary of Parent ("Sub"), and ALEXANDER & ALEXANDER SERVICES INC., a Maryland corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent pursuant to a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") by Sub for all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), together with the related Rights (as defined in Section 4.3), of the Company, at a price of $17.50 per share (the "Offer Price"), net to the seller in cash, without interest thereon, followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein (the shares of Common Stock subject to the Offer are hereinafter referred to as the "Shares");

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each Share in the Offer is fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) adopted resolutions unanimously determining that the Offer and the Merger are advisable, approving such transactions and recommending that the Company's stockholders accept the Offer and approve the Merger;

          WHEREAS, the Company has been advised that Parent and Sub are entering into on the date hereof a Stock Purchase and Sale Agreement (the "Preferred Stock Purchase Agreement") with American International Group, Inc., which, together with certain of its subsidiaries, holds all of the outstanding shares of the Company's 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"); and

          WHEREAS, pursuant to the Merger, each issued and outstanding share of Company Common Capital Stock (as hereinafter defined) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the consideration paid per share of the Common Stock pursuant to the Offer.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE OFFER
                                   ---------

          SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, waive or add any other term of the Offer in any manner adverse to the Company or the holders of Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason for one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. So long as this Agreement is in effect and the Offer Conditions have not been satisfied or waived, Sub shall, and Parent shall cause Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub is permitted to accept for payment under applicable law, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Sub all funds necessary to accept for payment, and pay for, any Shares that Sub is permitted to accept for payment under applicable law and pay for, pursuant to the Offer.

           SECTION 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Offer and the Merger are advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve the Merger; provided, however, that such approval, determination, recommendation or other action may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law. The Company represents that its Board of Directors has received the opinion of CS First Boston Corporation ("First Boston") that the proposed consideration to be received by stockholders pursuant to the Offer and the Merger is fair to the Company's stockholders from a financial point of view. The Company has been authorized by First Boston to permit, subject to prior review and consent by First Boston (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a); provided, however, that such recommendation may be withdrawn, modified or amended at any time or from time to time if a majority of the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a) (subject to the withdrawal, modification or amendment of such recommendation at any time or from time to time if the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law) and shall mail a copy of the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

          SECTION 1.3 Reed Stenhouse Companies Limited. The Company shall cause Reed Stenhouse Companies Limited, a corporation organized under the laws of Canada and a Subsidiary of the Company ("RSC"), to transmit to each holder of the Class 1 special shares of RSC (the "RSC Class 1 Shares"), contemporaneously with the transmission of the Offer Documents to the holders of Common Stock: (i) the Offer Documents; (ii) a letter stating that holders of RSC Class 1 Shares who wish to participate in the Offer must request retraction of such RSC Class 1 Shares for shares of Common Stock pursuant to Section 5 of the Restated Certificate of Incorporation of RSC; and (iii) a form of retraction request, which retraction request shall provide that a holder of RSC Class 1 Shares requests retraction thereof on the date Sub first accepts for payment Shares pursuant to the Offer and contemporaneously therewith, and that the shares of Common Stock received upon such retraction shall be deemed validly tendered pursuant to the Offer. RSC shall retract such RSC Class 1 Shares in accordance with such retraction request (and the Company represents and warrants that such retraction can be effected in compliance with Section 36 of the Canada Business Corporations Act) and the Company shall cause to be issued (for tender as so requested) such number of shares of Common Stock as is necessary to satisfy the redemption price in accordance with the Restated Articles of Incorporation of RSC and the related Keepwell Agreement (the "Keepwell Agreement"), between the Company and RSC. In addition, the Company shall cause (x) RSC to transmit to the holders of RSC Class 1 Shares a recommendation of the Company and RSC that such holders retract such shares and tender the shares of Common Stock received on such retraction pursuant to the Offer and (y) the transfer agent for the RSC Class 1 Shares to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of RSC Class 1 Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with all copies of all lists of stockholders, security position listings and computer files and all other information in the Company's or RSC's possession or control regarding the beneficial owners of RSC Class 1 Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the documentation referred to in the first sentence of this Section 1.3 to the holders of RSC Class 1 Shares. Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

          SECTION 1.4 Alexander & Alexander Services UK plc. The Company shall, and shall cause Alexander & Alexander Services UK plc, a corporation organized under the laws of Scotland and a Subsidiary of the Company ("AAUK"), to, transmit to each holder of any share of Class C Common Stock (as defined in Section 3.1) and any related Dividend Share of AAUK (the "Dividend Shares"), contemporaneously with the transmission of the Offer Documents to the holders of Common Stock: (i) the Offer Documents; (ii) a letter stating that holders of shares of Class C Common Stock and the related Dividend Shares who wish to participate in the Offer must request the conversion of the shares of Class C Common Stock into shares of Common Stock pursuant to Subsection E of Article SIXTH of the Charter of the Company; and (iii) a form of conversion request, which conversion request shall provide that a holder of shares of Class C Common Stock requests conversion thereof on the date Sub first accepts for payment Shares pursuant to the Offer and contemporaneously therewith, and that the shares of Common Stock received upon such conversion shall be deemed validly tendered pursuant to the Offer. The Company shall cause the cancellation of such shares of Class C Common Stock in accordance with such conversion request and the Company shall issue (for tender as so requested) such number of shares of Common Stock as is necessary to satisfy such conversion request in accordance with the Charter of the Company. In addition, the Company shall (x) transmit to the holders of the shares of Class C Common Stock a recommendation of the Company and AAUK that such holders convert such shares and tender the shares of Common Stock received on such conversion pursuant to the Offer and (y) the transfer agent for the Class C Common Stock to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of shares of Class C Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with all copies of all lists of stockholders, security position listings and computer files and all other information in the Company's or AAUK's possession or control regarding the beneficial owners of shares of Class C Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the documentation referred to in the first sentence of this Section 1.4 to the holders of shares of Class C Common Stock. Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

          SECTION 1.5 MJDS. Each of the parties shall comply with the provisions of National Policy No. 45 adopted by the Canadian Securities Administrators in connection with the making of the Offer to residents of Canada, unless the Offer is an exempt takeover bid for the purposes of section 93(1)(e) of the Securities Act (Ontario) and the comparable provisions of the securities legislation of the other provinces of Canada.


                                 ARTICLE II

                                  THE MERGER

          SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Maryland (the "MGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

          SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in

Article VIII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 2.3 Effective Time. The Merger shall become effective when Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the MGCL, are accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT"); provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are accepted for record. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Articles of Merger are accepted for record by the SDAT or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

          SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL.

          SECTION 2.5 Charter and By-laws; Officers and Directors. (a) The Charter (as defined in the MGCL) of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Charter of the Surviving Corporation or by applicable law.

          (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

          (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, for a term of one year (or until the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                    EFFECT OF THE MERGER ON THE STOCK OF THE
              CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES

          SECTION 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Sub or rights to acquire any such stock:

          (a) Capital Stock of Sub. Each issued and outstanding share of stock of Sub shall be converted into and become 600,000 fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Parent Owned Stock. Each share of stock of the Company (including, without limitation, the Shares purchased pursuant to the Offer and the shares of the Series B Preferred Stock purchased pursuant to the Preferred Stock Purchase Agreement) owned by any Subsidiary of the Company, Parent, Sub or any other Subsidiary of Parent (other than the shares into which the outstanding shares of stock of Sub were converted pursuant to
     Section 3.1(a)) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Subject to Section 3.1(d), each holder of a share of (i) the Common Stock, together with the related Right, (ii) the Class A Common Stock, par value $.00001 per share, of the Company (the "Class A Common Stock"), together with the related RSC Class 1 Share and related Right, or (iii) the Class C Common Stock, par value $1.00 per share, of the Company (the "Class C Common Stock"), together with the related Dividend Share and related Right (the Common Stock, Class A Common Stock and Class C Common Stock are hereinafter collectively referred to as the "Company Common Capital Stock"), in each case, that is issued and outstanding (other than shares to be cancelled in accordance with Section 3.1(b)), shall be paid by the Surviving Corporation as consideration for the conversion of each share in cash, without interest and without any further action by such holder, the price paid per share of Common Stock in the Offer (the "Merger Consideration"). The Merger Consideration shall be allocated, in the case of clause (i), U.S. $.01 to the Right and the balance of the Merger Consideration to the share of Common Stock, in the case of clause (ii), the U.S. dollar equivalent of Cdn. $.00001 to the share of Class A Common

     Stock, U.S. $.01 to the Right and the balance of the Merger Consideration to the RSC Class 1 Share, and, in the case of clause (iii), the U.S. dollar equivalent of 2 pence to the Dividend Share, U.S. $.01 to the Right and the balance of the Merger Consideration to the share of Class C Common Stock. As of the Effective Time, all such shares shall be converted in accordance with this paragraph, and when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the aforesaid amount, without interest.

          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Class A Common Stock, Class C Common Stock or (if the holders of shares of Common Stock are entitled to dissenters' rights under the MGCL) Common Stock held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the MGCL concerning the right of holders of shares to dissent from the Merger and require appraisal of their shares ("Dissenting Shares") shall not be converted as described in Section 3.1(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the MGCL, his shares of Class A Common Stock, Class C Common Stock or Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration allocated as provided in Section 3.1(c). The Company shall give Parent (i) prompt notice of any demands for appraisal of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (e) Shares of Series A Convertible Preferred Stock. The holder of each share of Series A Convertible Preferred Stock (as defined in Section 4.3) shall have the right to convert such share only into cash in the amount of $52.54.

          SECTION 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the

"Paying Agent"), and prior to the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration as provided in
Section 3.1 upon surrender of certificates representing shares of Company Common Capital Stock as part of the Merger (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). If the amount of cash deposited with the Paying Agent pursuant to this Section 3.2 is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1, Parent from time to time after the Effective Time shall take all steps necessary to enable or cause the Surviving Corporation to deposit with the Paying Agent additional cash in an amount sufficient to make all such payments.

          (b) Payment Procedure. (i) Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (A) the number of shares of Company Common Capital Stock outstanding immediately prior to the Effective Time (other than shares which are owned by any Subsidiary of the Company, Parent or any Subsidiary of Parent (including Sub) or a person known at the time of such deposit to be a Dissenting Stockholder) and (B) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptance a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions of Parent or Sub, make the payments referred to in this
Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent.

          (ii) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Capital Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.5)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 4.1 Organization. The Company and each of its Significant Subsidiaries (as defined in Section 10.3) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect (as defined in Section 10.3) on the Company. The Company has delivered to Parent complete and correct copies of its Charter and By-laws and the Charter and By-laws (or similar organizational documents) of its Significant Subsidiaries.

          SECTION 4.2 Subsidiaries. Except as set forth in item 4.2 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), Exhibit 21 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 lists each Subsidiary of the Company existing as of the date hereof (other than Subsidiaries that are immaterial) and accurately reflects thereon the ownership interests in such Subsidiaries of the Company and its Subsidiaries. The authorized capital stock of RSC consists of four classes of capital stock, each unlimited in amount. As of the date of this Agreement, 1,805,616.112 RSC Class 1 Shares were issued, outstanding and (excluding 42,910 shares owned by a Subsidiary of the Company) owned by persons other than the Company or any of its Subsidiaries, all of which shares were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) all other shares of capital stock of RSC were owned by the Company. The authorized capital stock of

AAUK consists of 46,000,000 Deferred Shares of 25 pence (Type 1), 12,927,195 Dividend Shares of 2 pence (Type 2), 37,960,000 Ordinary Non-Voting Shares 1 pence (Type 3) and 100,000,000 Ordinary Shares of (Pounds)1.00 (Type 4). As of the date of this Agreement, (i) 372,748 Dividend Shares were issued, outstanding and owned by persons other than the Company or any of its Subsidiaries, all of which shares were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) and all other shares of capital stock of AAUK were owned by the Company and its wholly-owned Subsidiaries.

          SECTION 4.3 Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, 26,000,000 shares of Class A Common Stock, 11,000,000 shares of Class C Common Stock, 40,000,000 shares of Class D Common Stock, and 15,000,000 shares of Preferred Stock, par value $1.00 per share (the "Company Preferred Stock"), of which 2,300,000 shares have been designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), 500,000 shares have been designated as "Series A Junior Participating Preferred Stock" (the "Series A Junior Preferred Stock") and 6,200,000 shares have been designated as "8% Series B Cumulative Convertible Preferred Stock". At the close of business on December 6, 1996, (i) 42,812,129 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 1,848,526.112 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (iii) 348,690 shares of Class C Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (iv) no shares of Class D Common Stock were outstanding, (v) 2,300,000 shares of Series A Convertible Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (vi) no shares of Series A Junior Participating Preferred Stock of the Company were outstanding and (vii) 4,751,208.9707 shares of Series B Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided in the Company's Charter with respect to Class A Common Stock, Class C Common Stock, Class D Common Stock, Series A Convertible Preferred Stock and Series B Preferred Stock, except for the rights to purchase shares of the Series A Junior Preferred Stock (the "Rights") issued pursuant to the Rights Agreement dated as of June 11, 1987, as amended and restated as of March 22, 1990, and as amended as of April 21, 1992, June 6, 1994, July 15, 1994 and November 16, 1995 (as so amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, and except for stock options covering not in excess of 6,100,000 shares of Common Stock and rights to acquire not in excess of 600,000 shares under the Company's Employee Discount Stock Purchase Plan, Bonus Equity Plan and Worldwide Savings Related Stock Purchase Plan (collectively, the "Company Stock Options"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. At such time as the amount of outstanding RSC Class 1 Shares and shares of Class C Common Stock shall in the aggregate be less than 1,500,000, RSC shall be entitled to cause the mandatory redemption of all outstanding RSC Class 1 Shares for shares of Common Stock (on a share-for-share basis) in compliance with the provisions of Section 36 of the Canada Business Corporations Act and simultaneously therewith the Company shall be entitled to repurchase at Cdn.$0.00001 per share all outstanding shares of Class A Common Stock. At such time as the shares of Class A Common Stock and Class C Common Stock shall in the aggregate be less than 1,500,000, the Company shall be entitled to cause the mandatory conversion of all outstanding shares of Class C Common Stock into shares of Common Stock on a share-for-share basis and simultaneously therewith AAUK shall be entitled to mandatorily redeem at 2 pence per share all outstanding Dividend Shares. Following the actions contemplated in Section 7.14(c), there shall be outstanding no shares of Class A Stock, shares of Class C Stock, RSC Class 1 Shares or Dividend Shares. Following the consummation of the Merger, each share of Series A Convertible Preferred Stock shall cease to be convertible at the option of a holder into shares of Common Stock but will, at the option of a holder, be convertible solely into cash of $52.54 per share of Series A Convertible Preferred Stock (assuming the purchase of Shares pursuant to the Offer prior to March 22, 1997).

          Except as set forth in the Company Filed SEC Documents (as defined in Section 4.7), as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

          SECTION 4.4 Authority. The Board of Directors of the Company has declared the Merger advisable, and the Company has all requisite power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of the Merger (if required), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the stockholders of the Company of the Merger (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. The only stockholder action required in order to effect the Merger under the MGCL is approval of the Merger by the holders of a majority of the shares of the Company Common Capital Stock outstanding as of the record date for the Stockholders Meeting (as defined in Section 7.1(a)(i)), all holders of the Company Common Capital Stock voting together as a single class; provided, however, that if Parent purchases an amount of Shares pursuant to the Offer sufficient to permit the Merger to be effected in accordance with Section 3-106 of the MGCL, no stockholder approval will be required.

          SECTION 4.5 Consent and Approvals; No Violations. Except as set forth in item 4.5 of the Company Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof will not, result in any (a) material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the material properties or material assets of the Company or any of its Subsidiaries under, any provision of the Charter or Bylaws of the Company or (b) violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of the Company or any of its Subsidiaries under, (i) any provision of the Charter, Bylaws or comparable organization documents of any of the Significant Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (i), (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) such filings and consents as may be required by insurance or insurance brokerage laws or regulations, (vii) in connection, or in compliance, with the provisions of the Competition Act (Canada) (the "Competition Act"), (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
Item 4.5 of the Company Letter sets forth the estimated amount which would be payable to each of the top twenty highest paid officers of the Company in the United States under (i) any employment, severance, continuity or similar agreement or (ii) any cancellation and cash-out of Company Stock Options, in each case assuming the purchase of Shares pursuant to the Offer, the consummation of the Merger and the termination without cause of such person's employment.

          SECTION 4.6 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and as of their respective dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has not, since December 31, 1995, made any change in the accounting policies applied in the preparation of financial statements other than as described in the Company Filed SEC Documents (as hereinafter defined).

          SECTION 4.7 Absence of Material Adverse Change. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since September 30, 1996, there has been no event other than ordinary business operating results and general insurance brokerage industry conditions and contingencies disclosed to Parent prior to the date hereof causing a Material Adverse Change (as defined in Section 10.3) with respect to the Company.

          SECTION 4.8 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act

(the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholders Meeting, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          SECTION 4.9 Compliance with Laws. Except as disclosed in the Company Filed SEC Documents, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a Material Adverse Effect on the Company.

          SECTION 4.10 Licenses and Permits. The Company and its Significant Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to conduct their businesses in the manner described in the Company SEC Documents and as currently conducted, and all such Company Licenses are valid and in full force and effect, except such licenses which the failure to have or to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and its Significant Subsidiaries are in compliance in all material respects with their respective obligations under the Company Licenses, with such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          SECTION 4.11 Tax Matters. The Company has filed all material tax returns and has paid all taxes shown to be due on such tax returns except for those taxes being contested by the Company in good faith.

          SECTION 4.12 Liabilities. Except as reflected or reserved against in the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or disclosed in the footnotes thereto, as of December 31, 1995, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities), absolute or contingent, that were material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, as of such date, the Company and its Subsidiaries had no commitments which were materially adverse, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

          SECTION 4.13 Opinion of Financial Advisor. The Company has received the opinion of First Boston, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

          SECTION 4.14 State Takeover Statutes; Rights Agreement. The Board of Directors of the Company has duly adopted a resolution that is a valid action of such Board, is binding on the Company and constitutes a valid and irrevocable exemption from Section 3-602 of the MGCL as to the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement. By reason of Section 4 of Article IX of the Company's By-Laws, the transactions contemplated by this Agreement and the Preferred Stock Purchase Agreement are approved for purposes of, and exempt from the provisions of, Subtitle 7 of Title 3 of the MGCL. The Company has heretofore provided Parent with a complete and correct copy of the Rights Agreement, including all amendments (including the amendment referred to in the immediately following sentence) and exhibits thereto. The Board of Directors of the Company has amended the Rights Agreement to provide that a Distribution Date, a Section 11(a)(ii) Event or a Section 13 Transaction (as such terms are defined in the Rights Agreement) shall not occur or be deemed to occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable, and neither Parent nor Sub shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement or the Preferred Stock Purchase Agreement, the announcement, making or consummation of the Offer, the acquisition of shares of capital stock pursuant to the Offer, the Merger or the Preferred Stock Purchase Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement or the Preferred Stock Purchase Agreement. No other action is required to prevent the holders of Rights from having any right under the Rights Agreement as a result of the Offer, the Merger or any other transaction contemplated by this Agreement or the Preferred Stock Purchase Agreement.

          SECTION 4.15 Brokers. No broker, investment banker, financial advisor or other person, other than First Boston, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between First Boston and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                               OF PARENT AND SUB
                               -----------------

          Parent and Sub represent and warrant to the Company as follows:

          SECTION 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, validly existing or in good standing would not have a Material Adverse Effect on Parent or Sub or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 5.2 Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

          SECTION 5.3 Consents and Approvals; No Violations. The execution and delivery by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any (a) material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Parent or any of its Subsidiaries under, any provision of the Certificate of Incorporation or Bylaws of Parent or Sub or (b) violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or material assets of Parent or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, Bylaws or comparable organization documents of any of Significant Subsidiaries of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (i),
(ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of Articles of Merger and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 7.6, (vi) such filings and consents as may be required by insurance or insurance brokerage laws or regulations, (vii) in connection, or in compliance, with the provisions of the Competition Act, (viii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any property or assets and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          SECTION 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          SECTION 5.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 5.7 Financing. Parent will have, and shall provide Sub with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          SECTION 6.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

          (a) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $.90625 per share on the Series A Convertible Preferred Stock and of not more than $.025 per share on the Common Stock, a regular quarterly payment-in-kind dividend in respect of the Series B Preferred Stock on December 15, 1996 and thereafter cash dividends of not more than $1.00 per share on the Series B Preferred Stock, in each case declared and paid in on dates consistent with past practice), (x) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, the issuance of shares of Common Stock upon the retraction, redemption or conversion of RSC Class 1 Shares, or shares of Class C Common Stock, Series A Convertible Preferred Stock or Series B Preferred Stock, in each case in accordance with the terms thereof, and the issuance on December 15, 1996 of shares of Series B Preferred Stock as a regular quarterly payment-in-kind dividend in accordance with the terms thereof);

          (c) amend its Charter or Bylaws or other similar organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) acquisitions of one or more insurance brokerage businesses with respect to which the aggregate amount of consideration paid or payable by the Company and its Subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) does not exceed $15,000,000;

          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and which involve assets having an aggregate fair market value or book value not in excess of $10,000,000;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly-owned Subsidiary of the Company;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary, except as contemplated by this Agreement or as set forth in item 6.1(g) of the Company Letter;

          (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in Section 7.13) or employment or consulting agreement, other than as required by law or as contemplated by Sections 7.4 and 7.13;

          (i) except as otherwise provided in Section 7.4 or as required under existing plans, agreements, policies, awards or arrangements in effect on the date of this Agreement, or pursuant to the Company's Employee Stock Option Exchange Program communicated to the Company Options Recipients on November 26, 1996, increase the compensation payable or to become payable to its officers or employees, except, in the case of employees who are not officers, for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required to comply with applicable law or regulation;

          (j) violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance which would be reasonably expected to have a Material Adverse Effect on the Company;

          (k) redeem the Rights or, other than as contemplated by Section 4.14, amend the Rights Agreement;

          (l) amend the Stock Purchase and Sale Agreement, dated as of June 6, 1994, between the Company and American International Group, Inc.;

          (m) make any material change in its method of accounting;

          (n) take any of the actions prohibited in item 6.1(n) of the Company Letter; or

          (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          The Company shall promptly advise Parent orally and in writing of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect on the Company or which could prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 6.2 No Solicitation. From and after the date hereof, the Company will not, and will not permit any of its or its Subsidiaries' officers, directors or employees to, and the Company will use its reasonable best efforts to cause all of its and its Subsidiaries' attorneys, financial advisors, agents and other representatives not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal, or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company determines, in its good faith judgement, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of such Board's duties under applicable law; provided, further, that nothing in this
Section 6.2 shall prevent the Company or the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company's stockholders which, as advised in an opinion of the Company's independent outside legal counsel, is required under applicable law; provided, further, that the Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board's duties under applicable law. The Company will promptly notify Parent of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly notify Parent of any determination by the Company's Board of

Directors that a Superior Proposal has been made.  As used in this Agreement,
(i) "Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries and (ii) "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment to be more favorable to the Company's stockholders than the transactions contemplated hereby and for which any required financing is committed or which a majority of such members, having received the advice of an independent financial advisor, determines in their good faith reasonable judgment is reasonably capable of being obtained by such third party.

          SECTION 6.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).

          SECTION 6.4 Other Actions. Except as expressly contemplated or permitted by this Agreement or except as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.2).

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 7.1  Stockholder Approval; Preparation of Proxy Statement.
(a) If approval of the Merger by stockholders of the Company (the "Company Stockholder Approval") is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Stockholders Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. The Company shall, through its Board of Directors, but subject to the duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith on the basis of the opinion of the Company's outside independent legal counsel, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire shares entitled to cast 90% or more of all the votes entitled to be cast on the Merger, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 3-106 of the MGCL.

          (b) If the Company Stockholder Approval is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

          (c) Parent agrees to cause all shares of the Common Stock purchased pursuant to the Offer and all other shares of capital stock of the Company entitled to vote on the Merger owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

          SECTION 7.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Parent and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours (to the extent feasible without undue interference with or disruption to the operation of the Company, or any of its business units) during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants and actuaries) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. All information obtained by Parent pursuant to this
Section 7.2 shall be kept confidential in accordance with the Confidentiality Agreement dated November 29, 1996, between Parent and the Company.

          SECTION 7.3  Fees and Expenses.  (a)  Except as provided in this
Section 7.3 and Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred by a party hereto in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent $35 million (the "Termination Fee") upon demand if: (i) Parent or Sub terminates this Agreement under Section 9.1(d) following the occurrence of any event set forth in clause (i) or (ii) of paragraph (c) of Exhibit A and within six months following such termination a Third Party Acquisition Event occurs; (ii) the Company terminates this Agreement pursuant to Section 9.1(e); or (iii) this Agreement is terminated and prior thereto a Third Party Acquisition Event (as defined below) occurred.

          (c) Parent shall pay, or cause to be paid, in same day funds to the Company $35 million (the "Parent Minimum Damages") upon demand if the Company shall have terminated this Agreement pursuant to Section 9.1(f), including, without limitation, based upon a breach by Parent or Sub or its obligations under Section 7.11; provided, however, that the Parent Minimum Damages shall be repaid to Parent if, within six months following such termination, a Third Party Acquisition Event shall occur having a value per share of Common Stock of not less than the Offer Price.

          A "Third Party Acquisition Event" means any of the following events:
(A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), other than Parent or its Subsidiaries, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of the Company Common Capital Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Subsidiaries); (C) the Company enters into an agreement providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company and its subsidiaries (other than the transactions contemplated by this Agreement); or (D) any Person (other than Parent or its Subsidiaries) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Company Common Capital Stock that results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of the Company Common Capital Stock. For purposes of this Section 7.3(b), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

          SECTION 7.4 Options. (a) Prior to the commencement of the Offer, the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company (the "Committee") shall adopt procedures pursuant to which each outstanding Company Stock Option, stock appreciation right, limited stock appreciation right and other stock based award (an "Option") which is exercisable immediately prior to the consummation of the Offer in accordance with the terms of the applicable plan (collectively, the "Stock Option Plans"), may be exercised by the holder thereof by the delivery to the Company of a notice of exercise prior to the consummation of the Offer. Upon the consummation of the Offer, each Option so exercised shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.

          (b) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans to cause each Option outstanding immediately following the consummation of the Offer, whether or not then exercisable, to become fully exercisable. The Board of Directors of the Company or the Committee shall also adopt procedures pursuant to which each such Option may be exercised by the holder thereof by the delivery to the Company of a notice of exercise prior to the Effective Time. At the Effective Time, each such Option so exercised shall be canceled and promptly thereafter the Company shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option minus (ii) all applicable federal, state and local taxes required to be withheld by the Company.

          (c) The Company will use its reasonable best efforts to ensure that immediately following the Effective Time, each outstanding Option which has not theretofore been exercised by the holder thereof shall be canceled (whether or not such holder has delivered the acknowledgment referred to in the proviso to this sentence), and promptly thereafter Parent shall deliver to the holder thereof cash in an amount equal to (i) the product of (x) the number of shares of Common Stock subject or related to such Option and (y) the excess, if any, of the Merger Consideration over the exercise or purchase price per share of Common Stock subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company; provided, however, that any such payment to a holder of an Option so canceled shall be conditioned upon the delivery to Parent by such holder of a receipt in writing acknowledging the receipt by such holder of such payment in exchange for the cancellation of all Options held by such holder. For purposes of this subsection (c), options offered under the Company's Employee Discount Stock Purchase Plan shall be deemed outstanding only to the extent of employees' elections to participate therein as in effect on the date of purchase of Shares pursuant to the Offer. No further options shall be granted under any Stock Option Plan after the date of this Agreement except pursuant to the normal operation of the Company's Employee Discount Stock Purchase Plan, and no further Options shall be granted thereunder after the purchase of Shares pursuant to the Offer.

          (d) Prior to the commencement of the Offer, the Board of Directors of the Company or the Committee shall take action in accordance with the terms of the Stock Option Plans and pursuant to all other plans and agreements providing for the award of restricted Common Stock to cause the restrictions on the shares of restricted Common Stock granted under such plans and agreements to lapse effective upon the consummation of the Offer and to adopt procedures to enable all holders thereof to tender such shares of Common Stock pursuant to the terms of the Offer.

          SECTION 7.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 7.6 Real Estate Transfer Tax. Parent and the Company agree that either the Surviving Corporation or Parent will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer and the Merger. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section
7.6 in the preparation of any return with respect to the Transfer Taxes.

          SECTION 7.7 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          SECTION 7.8 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent agrees to cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Charter and By-Laws for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175 percent of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

               (b) Any Indemnified Party wishing to claim indemnification under
Section 7.8(a), upon learning of any claim, action, suit, proceeding or investigation subject to indemnification thereunder, shall promptly notify the Surviving Corporation thereof. An Indemnified Party may select counsel to represent him or her in connection with any of the foregoing, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent; and provided, further, that the Surviving Corporation shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single matter except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such matter. The Surviving Corporation shall not have any obligation hereunder to an Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          SECTION 7.9 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 7.10 Board of Directors. Promptly after such time as Sub acquires Shares pursuant to the Offer, Sub shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the aggregate voting power of the Shares of Common Stock held by Parent or any of its Subsidiaries (assuming the exercise of all outstanding options to purchase, and the conversion or exchange of all securities convertible or exchangeable into shares of the Company Common Capital Stock, other than the conversion of the shares of Class B Preferred Stock); provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided, further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by

Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          SECTION 7.11 Reasonable Best Efforts. Each of the Company, Parent and Sub agrees to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as practicable. Without limiting the foregoing, (a) each of the Company, Parent and Sub agree to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act, including, without limitation, with respect to the transactions contemplated by the Preferred Stock Purchase Agreement, and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Offer and the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to use its reasonable best efforts or to take any action pursuant to this Section 7.11 if the Board of Directors of the Company shall determine, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that such action would constitute a breach of such Board's duties under applicable law, and (ii) in connection with any filing or submission required or action to be taken by Parent, the Company or any of its respective Subsidiaries to consummate the Offer, the Merger or the other transactions contemplated in this

Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and neither Parent nor any of its Subsidiaries shall be required to divest any assets or business of Parent or its Subsidiaries or the Company or its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Parent or its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or hold separate or otherwise take or commit to take any action that materially limits its freedom of action with respect to the Company or any such assets or businesses.

          SECTION 7.12 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Preferred Stock Purchase Agreement without the prior written consent of Parent (which shall not be unreasonably withheld).

          SECTION 7.13 Employee Benefits. The Company shall take, or shall cause to be taken, any and all action as shall be necessary or appropriate so that effective upon the purchase of Shares pursuant to the Offer, neither the Company nor any of its Subsidiaries shall be obligated to issue or sell to any Company Plan (as defined in clause (i) of the definition of "Company Plan" set forth below) any shares of or rights to acquire capital stock of the Company or any of its Subsidiaries. Parent agrees that it will cause the Company, and each Subsidiary of the Company, to honor from and after the Effective Time, all Company Plans (as hereinafter defined); provided, however, that Parent may cause the Company to amend or terminate any Company Plan in accordance with its terms and applicable law. Except as otherwise provided by Section 7.4 or this Section 7.13, to the extent that after the purchase of Shares pursuant to the Offer, Parent shall cause the amendment, modification or termination of any Company Plan, Parent shall cause the affected employees, former employees and retirees to receive benefits of the type affected by such amendment, modification or termination no less favorable than the comparable type of benefits provided to similarly situated employees, former employees and retirees of Parent or its affiliates ("Parent-Provided Plans").

          For purposes of eligibility to participate, vesting and eligibility for and accrual of benefits under all Company Plans and Parent-Provided Plans, all service of any individual who is an employee of the Company or any Subsidiary of the Company immediately prior to the Effective Time (a "Company Employee") with the Company and/or any Subsidiary of the Company prior to the Effective Time shall, on and after the Effective Time, be treated as service with the Company, all Subsidiaries of the Company, the Parent and/or Subsidiaries of the Parent (as applicable); provided, however, that, with respect to a Company Employee's service prior the Effective Time, the Parent shall not be required to provide any benefit under any defined benefit pension plan to such Company Employee in an amount greater than the benefit such Company Employee has accrued as of the Effective Time, except that in determining the amount of such accrued benefit, compensation paid to such Company Employee on or after the Effective Time shall be counted to the extent that the compensation of such Company Employee after the Effective Time remains a factor used in determining such accrued benefit under such plan. The Company, the Subsidiaries of the Company, the Parent and the Subsidiaries of the Parent shall cause all Company Plans and Parent-Provided Plans to (x) waive any pre-existing condition limitations otherwise applicable on and after the Effective Time to Company Employees who are not subject to pre-existing condition limitations immediately prior to the Effective Time, and (y) provide that any expenses incurred by Company Employees (and their dependents) during any plan year within which the Effective Time occurs shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under the Company Plans and Parent-Provided Plans. As used in this Agreement, except as otherwise provided above, "Company Plan" shall include any United States or non-United States (i) "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) bonus, stock option, stock purchase, restricted stock, incentive, equity participation, profit-sharing, savings, pension, retirement, deferred compensation, medical, health, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plan, program, arrangement, commitment and/or practice, and (iii) employment, consulting, termination, change in control, severance and salary continuation agreement, contract, plan, policy, program and/or arrangement, that, in the case of (i), (ii) and (iii), the Company and/or any Subsidiary of the Company currently maintains or contributes to (or with respect to which the Company or any Subsidiary of the Company has any obligation) for active, retired or former employees or directors of the Company or any Subsidiary of the Company, whether or not any such plan, program, arrangement, commitment, contract, agreement and/or practice (referred to in (i), (ii) or (iii)) is in writing, is insured or is exempt from the provisions of ERISA. Any Company Employee whose employment is terminated by the Company, any Subsidiary of the Company, the Parent or any Subsidiary of the Parent, or any successor of any thereof, on or before one (1) year following the Effective Time (except for any Company Employee whose employment is terminated for engaging in criminal conduct or malfeasance in connection with his or her employment) shall be provided, in addition to all other applicable non-severance benefits, severance benefits no less favorable than those such Company Employee would have received upon such termination of his or her employment with the Company or a Subsidiary of the Company (as applicable) occurring immediately prior to the Effective Time.

          At the Effective Time, the employment of Frank G. Zarb with the Surviving Corporation shall be terminated without cause.

          SECTION 7.14 Stapled Securities. (a) Simultaneously with any retraction at the option of a holder of RSC Class 1 Shares for shares of Common Stock, whether as contemplated by Section 1.3 or otherwise, the Company shall repurchase from the Trustee (as hereinafter defined), pursuant to the relevant Exchange and Trust Agreement, among the Company, RSC and The Montreal Trust Company, as trustee (the "Trustee"), an amount of shares of Class A Common Stock equal to the amount of RSC Class 1 Shares so retracted and at a repurchase price of Cdn. $0.00001 per share of Class A Common Stock.

          (b) Simultaneously with any conversion at the option of a holder of Class C Common Stock into Common Stock, whether as contemplated by Section 1.4 or otherwise, the Company shall cause AAUK to mandatorily redeem at par (2 pence per share) each Dividend Share associated with a share of Class C Common Stock so converted.

          (c) Immediately following the purchase of Shares pursuant to the Offer and in any event prior to the Effective Time, the Company shall (i) take such actions as Parent may reasonably request to cause all of the RSC Class 1 Shares then outstanding to be redeemed or retracted for shares of Common Stock (on a share-for-share basis), pursuant to Section 4 or 5 of the Restated Certificate of Incorporation of RSC (which shares of Common Stock the Company shall then issue) (ii) repurchase from the Trustee, pursuant to the Trust Agreement, an amount of shares of Class A Common Stock equal to the amount of RSC Class 1 Shares redeemed or retracted in accordance with the preceding clause (i) and at a repurchase price of Cdn. $0.00001 per share of Class A Common Stock, (iii) take such actions as Parent may reasonably request to cause all of the shares of Class C Common Stock then outstanding to be converted into an identical amount of shares of Common Stock, pursuant to subsection E, F or G of Article SIXTH of the Charter of the Company (which shares of Common Stock the Company shall then issue) and (iv) cause AAUK to mandatorily redeem at par (2 pence per share) each Dividend Share related to a share of Class C Common Stock so converted.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT
                             --------------------

          SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided, however, that Parent and Sub shall vote all of their shares of capital stock of the Company entitled to vote thereon in favor of the Merger.

          (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Parent or Sub if Sub fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of this Agreement.

          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

                                 ARTICLE IX

                           TERMINATION AND AMENDMENT
                           -------------------------

          SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by applicable law):

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions set forth in Exhibit A the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) all of the Offer Conditions have not been satisfied prior to April 1, 1997; provided, however, that the right to terminate this Agreement pursuant to this
          Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition or if the failure of such Offer Condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that Parent shall, if necessary to prevent any such issuance or the taking of such action, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, respectively;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or
     (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (c) of Exhibit A to this Agreement;

          (e) by either Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines, in its good faith judgment, based on the opinion of independent outside legal counsel to the Company, that failing to terminate this Agreement would constitute a breach of such Board's duties under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this
     Section 9.1(e) unless and until 48 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company; provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) unless simultaneously with such termination the Company pays to Parent the amount specified under Section 7.3(b); and provided, further, that any termination by Parent pursuant to this Section 9.1(e) shall in no way constitute an admission that the Company complied with the provisions of Section 6.2 or any other provision hereof, or prejudice any claim by Parent that the Company did not comply with the provisions of Section 6.2 or any other provisions hereof.

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and, in the case of (i) or (ii), such untruth or incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, (i) if the Offer has not been timely commenced in accordance with Section 1.1 or (ii) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to April 1, 1997;

          SECTION 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentences of each of
Section 1.2(c), 1.3 and 1.4, Section 4.15, Section 5.6, the last sentence of
Section 7.2, Section 7.3, this Section 9.2 and Section 10.7; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

          SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after the purchase of Shares pursuant to the Offer no amendment shall be made which decreases the Merger Consideration and after the Company Stockholder Approval no amendment shall be made which by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of the Sub's designees pursuant to Section 7.10 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement.

          SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.3, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.3, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii)
subject to the provisions of Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

          SECTION 10.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

          SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

                    Aon Corporation
                    123 North Wacker Drive
                    Chicago, IL  60606
                    Attention:  Raymond I. Skilling, Esq.
                                Executive Vice President
                                    & Chief Counsel

               with a copy to:

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois  60603
                    Attn:  Thomas A. Cole, Esq.

          (b)  if to the Company, to

                    Alexander & Alexander Services Inc.
                    1185 Avenue of the Americas
                    21st Floor
                    New York, New York  10036
                    Attention: Albert A. Skwiertz, Jr.
                               Senior Vice President
                                  & General Counsel

               with a copy to:

                    White & Case
                    1155 Avenue of the Americas
                    New York, New York 10036
                    Attention: Kevin Keogh


          SECTION 10.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "subsidiary" or "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, the term "Significant Subsidiary" of any person means a Subsidiary of such person that would constitute a "significant subsidiary" of such person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be. As used in this Agreement, "consummation of the Offer" means the purchase of Shares pursuant to the Offer.

          SECTION 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 7.2, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 7.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          SECTION 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              AON CORPORATION



                              By:
                                   -------------------------
                                   Name:  Patrick G. Ryan
                                   Title: Chairman, President
                                            & Chief Executive
                                              Officer
Attest:


--------------------------
Name: William J. Fasel
Title: Corporate Secretary

                              SUBSIDIARY CORPORATION, INC.



                              By:
                                    -------------------------
                                    Name: Patrick G. Ryan
                                    Title: President

Attest:


--------------------------
Name: Raymond I. Skilling
Title: Secretary

                              ALEXANDER & ALEXANDER SERVICES INC.



                              By:
                                    ------------------------------
                                    Name: Frank G. Zarb
                                    Title: Chairman of the Board,
                                             President & Chief
                                             Executive Officer

Attest:


--------------------------
Name: Alice Russell
Title: Secretary

                                                                       EXHIBIT A
                                                                       ---------



                            CONDITIONS OF THE OFFER
                            -----------------------

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the combined voting power of the shares of the Company Common Capital Stock (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, shares of the Company Common Stock outstanding at the expiration date of the Offer, other than the conversion of the shares of the Series B Preferred Stock) (the "Minimum Condition"), (ii) any waiting period under the HSR Act or the Competition Act (Canada) applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) the approvals of the Department of Insurance of the States of Delaware, New York and Vermont, shall have been received with respect to the acquisition of control (or the disclaimer thereof) resulting from the transactions contemplated by this Agreement of the insurance-underwriting Subsidiaries of the Company organized under the laws of Delaware and New York, respectively. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be instituted by any Governmental Entity any suit, action or proceeding (i) making illegal or prohibiting the acquisition by Parent or Sub of any Shares under the Offer, making illegal or prohibiting the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material business or assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or compelling the Company or Parent to dispose of or hold separate any material business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement,
     (iii) imposing material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares or shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Parent or any of its Subsidiaries from effectively controlling any business or operations of the Company or its Subsidiaries, provided, however, that Parent shall, if necessary to prevent any such consequence, offer to accept an order to divest such of the Company's or Parent's assets and businesses as may be necessary to prevent such consequence and to hold separate such assets and businesses pending such divestiture, but only if the amount of such assets and businesses is not material to the assets or profitability of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be;

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or the Competition Act (Canada), that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (it being understood that the taking and disclosing to the Company's stockholders of a position contemplated by Rule 14d-9(e) promulgated under the Exchange Act shall not constitute an event referred to in clause (i) or (ii));

          (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (f) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index) or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

          (g) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                      -3-